Exhibit 99.(h)(1)(F)

AMENDMENT

To Transfer Agency and Service Agreement Between DST Asset Manager Solutions, Inc.

And American Beacon Institutional Funds Trust

This Amendment is made as of this 27th day of September 2021, by DST Asset Manager Solutions, Inc. (the “Transfer Agent”) and American Beacon Institutional Funds Trust on behalf of its series listed in Schedule A (the “Fund”). In accordance with Section 16.1 of the Transfer Agency and Service Agreement between the American Beacon Institutional Funds Trust and the Transfer Agent dated March 22, 2017, as amended (the “Agreement”), the parties desire to amend each Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. Any current Schedule A to the Agreement is hereby added to, replaced and/or superseded with the Schedule A attached hereto dated September 27, 2021; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “September 27, 2021 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this September 27, 2021 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this September 27, 2021 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST		DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Terri McKinney	By:	/s/ Nick Wright
Name:	Terri McKinney	Name:	Nick Wright
Title:	Vice President	Title:	Authorized Representative
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A
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SCHEDULE A

American Beacon Funds

Effective: September 27, 2021

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

American Beacon Diversified Fund

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